EXECUTION COPY

EXHIBIT 10.3

EXECUTIVE RETIREMENT AGREEMENT
EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) by and between Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), and John F. Lundgren (the “Executive”), dated July 21, 2016 and effective as of the Effective Date (as defined in Section 1 below).
WITNESSETH:
WHEREAS, the Company and the Executive are parties to a Second Amended and Restated Employment Agreement, dated November 2, 2009 (the “Prior Agreement”), pursuant to which the Executive provides services to the Company and the Company provides certain compensation and benefits to the Executive;
WHEREAS, the Executive currently serves as the Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”);
WHEREAS, the Executive and the Board have determined that it is in the Executive’s and the Company’s best interests for the Executive to resign from his position as Chief Executive Officer of the Company but to remain employed by the Company thereafter for a transitional period during which the Executive will be employed as a special advisor to the Company (“Special Advisor”) prior to retiring from all of his positions with the Company;
WHEREAS, simultaneously with the execution of this Agreement, the Company and the Executive have entered into a Second Amended and Restated Change in Control Severance Agreement, dated as of the date hereof (“CIC Severance Agreement”); and
WHEREAS, the Company and the Executive mutually desire to enter into this Agreement, which shall replace and supersede the Prior Agreement in its entirety as of the Effective Date (except as specifically set forth in this Agreement) and pursuant to which the Executive shall continue to provide services to the Company from and after the Effective Date in exchange for certain compensation and benefits as provided in this Agreement.
NOW, THEREFORE, it is hereby agreed as follows:
1.EFFECTIVENESS; TERM.
(a)    EFFECTIVENESS; TERM. This Agreement shall become effective on July 31, 2016 (the “Effective Date”). The term of employment of the Executive by the Company hereunder shall commence on the Effective Date and shall continue until April 30, 2017 (the “Retirement Date” and, the Executive’s termination of employment on such date, “Retirement”), unless terminated earlier in accordance with Section 6 of this Agreement (such period of employment hereunder, the “Term”).

(b)    RESIGNATION AS CEO; ANNOUNCEMENT.
(i)    RESIGNATION AS CEO. Effective as of the Effective Date, the Executive shall resign from his position as Chief Executive Officer of the Company. Such resignation shall be automatic and without any further action on the part of the Executive or the Company, and the Executive shall execute such additional documentation with respect thereto as reasonably requested by the Company. The Executive and the Company intend and anticipate that the Executive’s resignation from his position as the Chief Executive Officer of the Company and transition to the position of Special Advisor shall not constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations promulgated thereunder (“Section 409A”).
(ii)    ANNOUNCEMENT. The contents of the Company’s press release announcing the Executive’s resignation as the Chief Executive Officer of the Company and transitional role as Special Advisor shall be mutually agreed by the Company and the Executive.
2.    POSITION AND DUTIES; LOCATION.
(a)    CONTINUATION AS CHAIRMAN. From and after the Effective Date and until December 31, 2016, the Executive shall continue to serve as a member of the Board and as the Chairman of the Board (“Chairman”). In his capacity as Chairman, the Executive shall continue to have the duties and responsibilities designated for such position in the Amended and Restated By-Laws of the Company and such other duties as may be specified by the Board from time to time which, in each case, shall be consistent with the Executive’s duties as Chairman prior to the Effective Date. Effective as of the earlier of the date that the Executive’s employment with the Company is terminated in accordance with Section 6 of this Agreement and December 31, 2016, the Executive shall be deemed to have resigned as Chairman and as a member of the Board, and such resignation shall be automatic and without any further action on the part of the Company or the Executive, and the Executive shall execute such additional documentation with respect thereto as reasonably requested by the Company.
(b)    SPECIAL ADVISOR. From and after the Effective Date and until the Retirement Date (or, if earlier, the Date of Termination of the Executive’s employment in accordance with Section 6 of this Agreement), the Executive shall continue employment with the Company in the position of a Special Advisor. In such capacity, the Executive shall report directly to the Board and, to the extent requested by the Board, shall advise and assist the Chief Executive Officer of the Company and other senior executives of the Company on matters relating to the operation and strategic initiatives of the Company, and shall have such other duties and responsibilities as the Board may specify from time to time. The Executive shall, unless his services are earlier terminated pursuant to Section 6 of the Agreement, be deemed to retire from all positions of any kind with the Company and its subsidiaries and affiliates on the Retirement Date, and such retirement shall be automatic and without any further action on the part of the Company or the Executive, and the Executive shall execute such other documentation with respect thereto as reasonably requested by the Company.

(c)    LOCATION. During the Term, the Executive shall be based at the Company’s principal headquarters in New Britain, Connecticut, except for travel reasonably required for the performance of the Executive’s duties hereunder.
(d)    AVAILABILITY. During the Term, the Executive shall devote the time and effort reasonably required to fulfill his duties and responsibilities hereunder; provided that the Executive’s availability to perform services as a Special Advisor shall be no less than the Executive’s availability to perform services prior to the Effective Date. It shall not be considered a violation of the foregoing for the Executive to manage his personal investments or, subject to the approval of the Board with respect to the period prior to January 1, 2017, to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive’s duties hereunder; provided, however, that, notwithstanding the foregoing, it is expressly understood and agreed that, with respect to a board or committee on which the Executive serves on the date hereof, the continued conduct of such activities by the Executive subsequent to the Effective Date on the same basis as prior to the Effective Date, shall be permitted without any further approval and shall be deemed not to interfere with the performance of the Executive’s responsibilities to the Company.
3.    COMPENSATION AND BENEFITS.
(a)    BASE SALARY. During the Term, the Executive shall receive a base salary at an annualized rate of $1,400,000 (such annualized amount, the “Base Salary”), payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time.
(b)    ANNUAL CASH BONUS. During the Term, the Executive shall continue to participate in the Company’s Management Incentive Compensation Plan, as amended, or any successor thereto (the “MICP”) as set forth below:
(i)    2016 ANNUAL CASH BONUS. The Executive’s annual cash bonus award under the MICP for the Company’s 2016 fiscal year (“FY 2016”) shall be determined and settled in accordance with its terms and the terms of the MICP, based on the level of attainment of applicable performance goals for FY 2016, in each case, on a basis no less favorable than applicable to the most senior executives of the Company.
(ii)    2017 ANNUAL CASH BONUS. With respect to the Company’s 2017 fiscal year (“FY 2017”), the Executive shall be awarded an annual target bonus opportunity under the MICP (“2017 MICP Award”) equal to the Executive’s annual target bonus opportunity under the MICP for FY 2016 (as described below) and the applicable performance goals shall be the corporate performance goals under the MICP for FY 2017 that are applicable to most senior executives of the Company. The determination and settlement of the 2017 MICP Award shall be in accordance with the terms of the MICP and shall be based on the level of attainment of applicable performance goals, as determined by the Compensation and Organization Committee of the Board; provided that the attainment of such performance goals shall be determined on a basis no less favorable than applicable to 2017 MICP Awards held by the most senior executives of the Company. The Executive’s target bonus opportunity pursuant to the MICP with respect to FY 2017 shall equal 150% (the “Target Bonus Percentage”) of the Base Salary in effect for the Executive at the beginning of FY 2017, with a threshold potential award equal to 75% of such Base Salary and a maximum potential award equal to 300% of such Base Salary.
(iii)    TIMING OF PAYMENTS. Any cash bonuses payable to the Executive shall be paid at the time the Company normally pays such bonuses to its senior executives in accordance with the terms of the MICP, but in no event later than March 15 of the calendar year following the calendar year in which such cash bonuses are earned. In the event that the Executive participates in the MICP for less than a full fiscal year of the Company for any reason (including FY 2017), the annual cash bonus award for such partial year shall be pro-rated to reflect the number of complete months that the Executive was an active employee during such fiscal year.
(c)    EQUITY AWARDS.
(i)    OUTSTANDING AWARDS. All equity awards granted to the Executive under the Company’s 2013 Long-Term Incentive Plan and any predecessor or successor plan thereto (collectively, the “Company Stock Plans”) and outstanding on the Effective Date shall be forfeited or vested and settled in accordance with the terms of the applicable Company Stock Plan and award agreement (including the retirement provisions thereunder, which the Executive satisfies as of the date hereof) as in effect immediately prior to the Effective Date. Schedule A attached hereto sets forth each equity award outstanding as of the date hereof, the number of shares of Company common stock (“Common Stock”) underlying such equity award, the vesting dates and the settlement dates (if different) for each such equity award, the exercise price and expiration date, in the case of any stock option.
(ii)    FY 2016 AWARDS. The Company shall grant to the Executive, at the time in 2016 that annual awards of stock options and time vesting restricted stock units are granted to senior executives of the Company, (A) restricted stock units (“FY 2016 RSUs”), which number of FY 2016 RSUs shall be determined by the Board such that the aggregate grant date value (as determined for purposes of the Company’s financial reporting (“Grant Date Value”)) of the shares of Common Stock underlying the FY 2016 RSUs shall equal the Grant Date Value of the restricted stock units granted to the Executive in 2015 (“FY 2015 RSUs”) and (B) stock options (“FY 2016 Options” and, together with FY 2016 RSUs, “FY 2016 Equity Awards”) to purchase Common Stock, which number of FY 2016 Options shall be determined by the Board such that the aggregate Grant Date Value of such FY 2016 Options shall equal the Grant Date Value of the stock options granted to the Executive in 2015 (“FY 2015 Options”). The FY 2016 Equity Awards shall be granted under, and subject to the terms and conditions of, the Company’s 2013 Long-Term Incentive Plan or a successor thereto, and shall be subject to the terms and conditions set forth in the Company’s customary award agreements with terms and conditions no less favorable than those applicable to the most senior executives of the Company, except that (1) the FY 2016 Equity Awards shall become vested and nonforfeitable 50% on the first anniversary of the Retirement Date and 50% on the second anniversary of the Retirement Date (each such vesting date, an “Anniversary Date”), conditioned on the Executive’s continued employment through the Retirement Date and compliance in all material respects with the noncompetition and nondisparagement covenants set forth in Sections 10(b) and 10(d), respectively, of this Agreement (the “Covenants”) through the applicable Anniversary Date (except as provided in the following clause (2)), (2) upon termination of the Executive’s employment hereunder prior to the Retirement Date (x) without Cause or for Good Reason (excluding retirement), any unvested FY 2016 Equity Awards shall vest in full on the Retirement Date, subject solely to the Executive’s compliance in all material respects with the Covenants prior to the Retirement Date or (y) due to the Executive’s death or Disability, any unvested FY 2016 Equity Awards shall vest in full on the date of death or Disability Effective Time (as applicable), (3) notwithstanding the foregoing, in the event (x) the Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason (including a retirement) prior to the Retirement Date or (y) the Executive fails to comply in all material respects with the Covenants prior to an Anniversary Date (or, in the case of a termination of employment set forth in item (x) of clause (2) above, prior to the Retirement Date), then any unvested FY 2016 Equity Awards shall be immediately forfeited, (4) vested FY 2016 RSUs shall be settled on the applicable Anniversary Date, except in the case of FY 2016 RSUs that vest due to the Executive’s death or Disability, which shall be settled on or before the 30th day following such event, (5) for the avoidance of doubt, except as provided in clause (6) below, the FY 2016 Equity Awards shall not be subject to the provisions under the Company’s outstanding equity award agreements relating to retirement, and (6) the FY 2016 Options shall, to the extent vested, remain exercisable until the tenth anniversary of the grant date following the termination of the Executive’s employment for any reason other than by the Company for Cause. The FY 2016 RSUs shall accrue dividends, which shall vest at the same time as the related FY 2016 RSUs and shall be payable as soon as practicable, but within 15 days of the date that the related FY 2016 RSUs are settled.
(d)    OTHER BENEFITS. While the Executive is employed during the Term: (i) the Executive shall be entitled to participate in all tax-qualified and non-qualified savings, employee stock ownership, employee stock purchase, deferred compensation and retirement and supplemental retirement plans that are generally made available to the Company’s senior executives, and shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company made available to the senior executives of the Company, including but not limited to the Company’s executive car program, financial planning services, executive life insurance program, executive long-term disability program and executive physical program (provided that, in each case, such participation and the level of benefits shall be no less favorable than that available to senior executives of the Company); and (ii) the Executive and/or the Executive’s eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company, including, any medical, flexible spending, prescription, dental, short- and long-term disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, in each case, to the same extent, at the same level, and subject to the same terms and conditions, as are made available to the senior executives of the Company.
(e)    VACATION. The Executive shall be entitled to (i) with respect to the period commencing on the Effective Date and ending on December 31, 2016, four (4) weeks paid vacation, which shall be subject to reduction for the number of vacation days accrued and used by the Executive during the portion of FY 2016 that elapses prior to the Effective Date and (ii) with respect to the period commencing on January 1, 2017 and ending on the Retirement Date, four (4) weeks paid vacation, pro-rated for the portion of FY 2017 that elapses prior to the Retirement Date.
(f)    EXPENSES. The Company shall pay or reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with Company policy for its senior executives and subject to the Reimbursement Rules (as defined in Section 6(e) below); provided that the Company shall also pay or reimburse the Executive (in accordance with Company policy for its senior executives and subject to the Reimbursement Rules) for reasonable out-of-pocket expenses incurred by the Executive during the period commencing on the Effective Date and ending on December 31, 2018 in connection with the Executive’s attendance at meetings of the Board of Directors of the National Association of Manufacturers (“NAM”), while the Executive serves as such Board’s Vice Chair and/or Chair (such benefit, the “NAM Benefit”)); provided further, that the Company shall continue to be a participating member of NAM until December 31, 2018.
(g)    INDEMNIFICATION. To the fullest extent permitted by the Company’s certificate of incorporation and by-laws, or, if greater, by the laws of the State of Connecticut, the Company shall promptly indemnify and hold harmless the Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs, expenses (including reasonable attorneys’ fees), ERISA excise taxes, or other liabilities or penalties and amounts paid or to be paid in settlement) incurred or paid by the Executive in connection with any action, proceeding, suit or investigation (the “Proceeding”) to which the Executive is made a party, or is threatened to be made a party, by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, programs or arrangements, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity. Such indemnification shall continue even if the Executive has ceased to be a director, employee or agent of the Company or other affiliated entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within fifteen (15) calendar days after receipt by the Company of a written request from the Executive for such advance. Such request shall include an undertaking by the Executive to timely repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The Company also agrees to maintain a director’s and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other senior executive officers. Following the Term, the Company shall continue to maintain a directors’ and officers’ liability insurance policy for the benefit of the Executive which is no less favorable than the policy covering other senior executives of the Company.
(h)    RETIREE MEDICAL. The Company shall ensure that the Executive and his eligible dependents shall have access to retiree medical insurance coverage from a reputable carrier until the Executive shall first become eligible for Medicare (or in the event of his death, until he would have first become eligible). Such coverage shall be on terms and conditions no less favorable than generally made available to other Company retirees (or if there are no other such retirees, on terms and conditions no less favorable than in effect immediately prior to Date of Termination). The cost of such coverage shall be borne solely by the Executive (or in the event of his death, his eligible dependents), except to the extent that the Company generally bears such costs for its senior executives, in which case, such payment or reimbursement by the Company shall be subject to the Reimbursement Rules, if applicable.
4.    PAYMENTS AND BENEFITS AT RETIREMENT.
(a)    ACCRUED BENEFITS. Upon the Executive’s Retirement on the Retirement Date, (1) the Company shall pay to the Executive (or his estate, beneficiary or legal representative, as applicable) in a lump sum in cash within ten (10) business days after the Retirement Date, (i) any portion of the Executive’s Base Salary through the Retirement Date that has not yet been paid, (ii) any earned annual bonus that has not been paid (or previously deferred) for any previous fiscal year of the Company, including with respect to the FY 2016 as provided under Section 3(b)(i) and (iii), and (iii) any amount needed to reimburse the Executive for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the Retirement Date and subject to the Reimbursement Rules, (2) the Company shall also pay or provide to the Executive (or the Executive’s estate, beneficiary, or legal representative, as the case may be) all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Retirement Date, in accordance with the terms of such plans, programs or arrangements, (3) the 2017 MICP Award determined and paid as set forth in Section 3(b)(ii) and (iii), and (4) all outstanding equity awards will vest and be settled in the manner described under Section 3(c) of this Agreement, with (x) equity awards outstanding on the date hereof vesting and being settled in accordance with Section 3(c)(i), and (y) FY 2016 Equity Awards vesting and being settled in accordance with Section 3(c)(ii). The Company shall also provide the Executive and/or his eligible dependents with access to retiree medical coverage in accordance with Section 3(h) following the provision of the Continued Welfare Benefit Coverage as pursuant to Section 4(b).
(b)    CONTINUATION OF BENEFITS. During the twenty-four (24) month period (the “Continuation Period”) following the Executive’s Retirement on the Retirement Date, the Company shall reimburse the Executive for the cost of any premiums paid by the Executive to obtain continued medical, dental, vision and prescription drug coverage (“Continued Welfare

Benefit Coverage”) or shall directly pay the cost of such coverage; provided that any such reimbursement shall be subject to the Reimbursement Rules and shall be for coverage levels (single vs. family coverage) that are substantially the same as the Executive’s level of coverage under the applicable Company benefit plan immediately prior to the Retirement Date. The Continued Welfare Benefit Coverage received by the Executive during the Continuation Period may be provided, at the Executive’s written election no later than thirty (30) days prior to the Retirement Date, pursuant to (i) the Company’s benefit plans providing such coverage to senior executives of the Company (including, if permitted under the applicable Company plan, pursuant to the continuation of coverage requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)), (ii) Medicare (including Parts A, B, C (Medicare Advantage) and D thereunder) or a Medicare supplement (Medigap), (iii) the group medical health plan that is provided to the Executive’s spouse by the spouse’s employer or (iv) a combination of the coverages described in the foregoing clauses (i)-(iii).
(c)    CONTINUATION OF LIFE INSURANCE COVERAGE. During the Continuation Period, the Company shall provide the Executive with life insurance coverage with an aggregate death benefit that is at least equal to the aggregate death benefit under the life insurance plans, policies and programs provided to the Executive immediately prior to the Retirement Date, on terms and conditions no less favorable than as applicable to the Executive immediately prior to the Retirement Date.
(d)    COMPANY AUTOMOBILE. As soon as practicable after the Executive’s Retirement on the Retirement Date (but not later than thirty (30) days thereafter), the Company shall transfer to the Executive ownership and title to the Company-provided automobile made available to, and used by, the Executive immediately prior to the Retirement Date.
(e)    OFFICE SPACE; ADMINISTRATIVE SUPPORT. Upon the Executive’s Retirement on the Retirement Date and until the third anniversary thereof, the Company shall make available to the Executive (i) reasonably furnished office space at the Company’s headquarters in New Britain, CT (or at a location outside of the Company’s headquarters reasonably chosen by the Executive) that is commensurate with the Executive’s status as the former Chief Executive Officer of the Company and (ii) executive secretarial services at levels reasonably requested by the Executive but in no event greater than the level of executive secretarial services provided to the Executive prior to the Retirement Date.
(f)    NAM BENEFIT. Following the Executive’s Retirement on the Retirement Date, the Company shall continue to provide the Executive with the NAM Benefit through December 31, 2018.
(g)    EXECUTION OF RELEASE. As a condition of receiving the payments and benefits provided under this Section 4 (other than those under Sections 4(a)(1), (2), (3) and (4)(x)), the Executive shall be required to execute, deliver and not revoke, the mutual release attached hereto as Exhibit A (the “Release”), such Release to be delivered by the Executive and become irrevocable no later than sixty (60) calendar days following the Retirement Date. If the Release has not been executed, delivered and become irrevocable by the Executive within the statutory revocation period and on or prior to the sixtieth (60th) day following the Retirement

Date, all benefits provided under this Section 4 (other than those under Sections 4(a)(1), (2), (3) and (4)(x)) shall cease or be forfeited. Notwithstanding the foregoing, if the Company does not execute and deliver the Release to the Executive within two (2) business days following the Executive’s delivery of the Release to the Company, then any requirement for the Executive to execute, deliver and not revoke the Release as a condition of receiving any benefits under this Section 4 will have no effect, and the Executive shall be entitled to receive any benefits for which the Executive otherwise qualifies under this Section 4, and the prior execution of the Release by the Executive shall be void and of no force or effect.
5.    POST-RETIREMENT AVAILABILITY. During the Term and after the Retirement Date , if reasonably requested by the Company, the Executive shall use reasonable best efforts, subject to his other commitments, to make himself available to assist at mutually agreeable times in connection with any pending or future lawsuit, arbitration or proceeding between the Company or any of its subsidiaries and any third party, any pending or future regulatory or governmental inquiry or investigation concerning the Company or any of its subsidiaries and any other legal, internal or business matter of or concerning the Company or any of its subsidiaries that relates to events occurring during the period of the Executive’s employment with the Company both under this Agreement and the Prior Agreement and about which the Executive could reasonably be expected to have relevant knowledge, other than a suit between the Executive, on the one hand, and the Company or its subsidiaries, on the other hand. Such cooperation shall include meeting with and providing information to the Company or any of its subsidiaries or their respective attorneys, auditors or other representatives as reasonably requested by the Company. The Company shall reimburse the Executive for all reasonable costs and expenses incurred by the Executive in order to comply with this Section 5.
6.    TERMINATION OF EMPLOYMENT.
(a)    DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Term. “Disability” means (i) for purposes of the FY 2016 Equity Awards, “Disability” as defined under Section 409A of the Code and (ii) for all other purposes under this Agreement, that the Executive is disabled within the meaning of the Company’s long-term disability policy for salaried employees (or any successor thereto) or, if there is no such policy in effect, that (A) the Executive has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (B) a physician selected by the Company and the Executive or the Executive’s legal representative has determined that the Executive is totally and permanently disabled. In the event that the Executive and the Company cannot agree as to a physician to make such a determination, each shall appoint a physician and those two (2) physicians shall select a third who shall make such determination in writing. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Time”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Time. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of such term under Section 409A, the Executive shall on such date automatically be terminated from employment because of Disability.
(b)    TERMINATION BY THE COMPANY. The Company may terminate the Executive’s employment during the Term for Cause or without Cause.
(i)    “Cause” is defined as (A) the Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) that has not been cured within thirty (30) calendar days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, (C) the Executive’s conviction of (or plea of nolo contendere to) any felony or any other crime involving dishonesty, fraud or moral turpitude, (D) any violation of the Company’s policies relating to compliance with applicable laws that has a material adverse effect on the Company or its subsidiaries or (E) the Executive’s breach of any restrictive covenant set forth in Section 10 hereof. For purposes of clauses (A) and (B) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company.
(ii)    A termination of the Executive’s employment for Cause or without Cause shall not be effective unless it is accomplished in accordance with the following procedures. The Board shall give the Executive written notice (“Notice of Termination by the Board”) of its intention to terminate the Executive’s employment, which shall (A) in the case of termination for Cause, set forth in detail the specific conduct (including any failure to act) of the Executive that it considers to constitute Cause and (B) propose the date, time and place (which, in each case, shall be subject to the Executive’s approval; provided that such approval shall not be unreasonably withheld) of the Special Board Meeting for Termination. The “Special Board Meeting for Termination” means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive’s termination of employment, that takes place not less than forty-five (45) business days after the Executive receives the Notice of Termination by the Board. The Board shall provide the Executive an opportunity, together with counsel, to be heard at the Special Board Meeting for Termination. The Executive’s termination of employment shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Termination stating that, in the good faith opinion of at least a majority of the members of the Board (other than the Executive), the Executive’s employment should be terminated and, in the case of a termination for Cause, that such conduct constitutes Cause under this Agreement.

(c)    GOOD REASON. The Executive may terminate employment for Good Reason or without Good Reason.
(i)    “Good Reason” is defined as, without the Executive’s consent, (A) the assignment to the Executive of any duties inconsistent with his status as a Special Advisor to the Company, the removal of the Executive from the position of Chairman of the Board prior to December 31, 2016 or a material adverse alteration in the nature or status of the Executive’s responsibilities, unless the Company has cured such events within ten (10) business days after the receipt of written notice thereof from the Executive, (B) a reduction in the Executive’s Base Salary or Target Bonus Percentage, except for across-the-board salary reductions similarly affecting all senior executives of the Company or (C) the relocation of the Company’s headquarters to a location more than thirty-five (35) miles from the location of such headquarters on the Effective Date. For the avoidance of doubt, Good Reason does not exist for purposes of the Prior Agreement or this Agreement as a result of the Executive’s (x) resignation as Chief Executive Officer of the Company on the Effective Date, (y) transition to the position of Special Advisor on the Effective Date or (z) ceasing to serve as Chairman of the Board effective December 31, 2016.
(ii)    A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason; provided, however, that no termination by the Executive shall be treated as a termination for Good Reason unless the Notice of Termination for Good Reason is given within forty-five (45) business days following the date the Executive first has knowledge of the event or circumstance alleged to constitute Good Reason. A termination of employment by the Executive for Good Reason shall be effective fifteen (15) business days following the date when the Notice of Termination for Good Reason is given, unless the event or circumstance constituting Good Reason is remedied by the Company in accordance with the foregoing.
(iii)    A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company thirty (30) calendar days advance written notice of the termination.
(d)    DATE OF TERMINATION. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Time or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A).
(e)    REIMBURSEMENT RULES. The “Reimbursement Rules” means the requirement that any amount of expenses eligible for reimbursement under this Agreement be made (i) in accordance with the reimbursement payment date set forth in the applicable provision of this Agreement providing for the reimbursement or (ii) where the applicable provision does not provide for a reimbursement date, thirty (30) calendar days following the date on which the Executive incurs the expenses, but, in each case, no later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
7.    OBLIGATIONS OF THE COMPANY UPON TERMINATION.
(a)    OBLIGATIONS ON ANY TERMINATION. If the Executive’s employment hereunder terminates for any reason, then the Executive shall be entitled to the payments and benefits described in Section 4(a) of this Agreement (other than, except as provided under Sections 7(c) and 7(d), Section 4(a)(3)), in each case, based on the Executive’s service through the Date of Termination. The Company shall also provide the Executive and/or his eligible dependents with access to retiree medical coverage in accordance with Section 3(h).
(b)    OBLIGATIONS ON A TERMINATION DUE TO DEATH OR DISABILITY. If the Executive’s employment hereunder terminates by reason of death or Disability, then the Company, in addition to making the payments and benefits in Section 7(a), shall pay to the Executive, or his estate, beneficiary or legal representative, as applicable, in a lump sum in cash within thirty (30) business days following the Date of Termination, a pro-rata portion of the Executive’s target bonus percentage (150%) of Base Salary at the rate in effect at the beginning of the Fiscal Year in which the Date of Termination occurs (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall be calculated by multiplying the target bonus percentage of Base Salary by a fraction, the numerator of which is the number of days in the Fiscal Year that have elapsed as of the Date of Termination and the denominator of which is the number of days in such Fiscal Year.
(c)    OTHER THAN FOR CAUSE, DISABILITY, OR DEATH, OR FOR GOOD REASON. If, during the Term, the Company terminates the Executive’s employment for any reason other than for Cause, death or Disability, or the Executive terminates his employment for Good Reason, then, in addition to making the payments and providing the benefits pursuant to Section 7(a) (with the provisions applicable to the FY 2016 Equity Awards (if then outstanding) upon a termination without Cause or for Good Reason to apply as set forth in Section 3(c)(ii)), (i) the Executive shall be treated as having been employed through the Retirement Date for purposes of Sections 4(b),(c),(d),(e) and (f) of this Agreement, (ii) subject to Section 7(e) and the Executive’s compliance in all material respects with the noncompetition covenant set forth in Section 10(b) during the applicable Non-Competition Period, (A) on the sixtieth (60th) day following the Date of Termination, the Company shall pay to the Executive a lump sum in cash equal to the Base Salary that the Executive would have been paid during the period commencing on the Date of Termination and ending on the Retirement Date (“Cash Severance”); (B) during the period commencing on the Date of Termination and ending on the Retirement Date, the Executive shall continue to participate in the Company’s health and welfare plans on the same terms as immediately prior to the Date of Termination; and (C) the Company shall pay the Executive, (x) the annual cash bonus award under the MICP for FY 2016 as determined under Section 3(b) as though the Executive had remained employed until the Retirement Date and (y) the annual cash bonus award under the MICP with respect to FY 2017 that the Executive would have received under Section 3(b) if he had remained employed until the Retirement Date (for the avoidance of doubt, in each of clauses (x) and (y), based on the extent to which applicable performance goals have been attained and not subject to proration due to a termination of employment prior to the Retirement Date) and (iii) if the FY 2016 Equity Awards have not been granted prior to the Date of Termination, the Company shall pay (A) an amount in cash equal to the Grant Date Value of the FY 2015 Options, to be paid in a single lump sum within thirty (30) days following the Date of Termination and (B) subject solely to the Executive’s compliance in all material respects with the Covenants prior to the Retirement Date, an amount in cash equal to the Grant Date Value of the FY 2015 RSUs, which shall be paid 50% on the first Anniversary Date and 50% on the second Anniversary Date.
(d)    VOLUNTARY RESIGNATION PRIOR TO RETIREMENT DATE. If, during the Term, the Executive voluntarily resigns prior to the Retirement Date, then, in addition to making payments and providing benefits pursuant to Section 7(a), the Company shall pay to the Executive the annual cash bonus award under the MICP for the Company’s fiscal year in which the Date of Termination occurs, as determined under the MICP and Section 3(b) of this Agreement, based on the extent to which the applicable performance goals have been attained, and such amount shall be prorated, as described in Section 3(b)(iii).
(e)    SECTION 409A.
(i)    Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of his separation from service and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Executive’s separation from service (such period, the “Delay Period”) on account of the Executive’s separation from service shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive’s separation from service or (ii) Executive’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Executive for the after-tax cost incurred by the Executive in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).
(ii)    With respect to any amount of expenses eligible for reimbursement under Section 4(a)(1)(iii), such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Executive but in no event later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
(iii)    Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A.
(iv)    Any Delayed Payments shall bear interest at the United States 5-year Treasury Rate, plus 2%, which accumulated interest shall be paid to the Executive on the Permissible Payment Date.
(f)    EXECUTION OF RELEASE. As a condition of receiving any payments for which the Executive otherwise qualifies under Section 7(c)(ii), the Executive shall be required to execute, deliver and not revoke, a mutual Release in the form attached hereto as Exhibit A, such Release to be delivered by the Executive and become irrevocable no later than sixty (60) calendar days following the Executive’s separation from service. If the Release has not been executed, delivered and become irrevocable by the Executive within the statutory revocation period and on or prior the sixtieth (60th) day following the separation from service, all payments under Section 7(c)(ii) shall be forfeited. Notwithstanding the foregoing, if the Company does not execute and deliver the Release to the Executive within two (2) business days following the Executive’s delivery of the Release to the Company, then any requirement for the Executive to execute, deliver and not revoke the Release as a condition of receiving any payments under Section 7(c)(ii) will have no effect, and the Executive shall be entitled to receive any payments to which the Executive otherwise qualifies under Section 7(c)(ii), and the prior execution of the Release by the Executive shall be void and of no force or effect.
8.    NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation during the Term in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.
9.    FULL SETTLEMENT. Except as provided herein, the Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
10.    CONFIDENTIAL INFORMATION; NON-COMPETITION; SOLICITATION.
(a)    CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company any and all information of the Company and its subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information not readily available to the public, which, if disclosed by the Company or its subsidiaries could reasonably be of benefit to such person or business in competing with or doing business with the Company (“Confidential Information”). Confidential Information includes, without limitation, such information relating to the (i) development, research, testing, manufacturing, engineering and distribution operational processes, marketing and financial activities, including costs, profits and sales, of the Company and its subsidiaries, (ii) products and all formulas therefor, (iii) costs, sources of supply, financial performance and strategic plans of the Company and its subsidiaries, (iv) identity and special needs of the customers and suppliers of the Company and its subsidiaries and (v) people and organizations with whom the Company and its subsidiaries have business relationships and those relationships. “Confidential Information” also includes comparable information that the Company or any of its subsidiaries have received belonging to others or which was received by the Company or any of its subsidiaries pursuant to an agreement by the Company that it would not be disclosed. “Confidential Information” does not include information which (A) is or becomes available to the public generally (other than as a result of the Executive’s unauthorized disclosure), (B) was within the Executive’s possession prior to its being furnished to the Executive by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (C) becomes available to the Executive on a non-confidential basis from a source other than the Company or its subsidiaries, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (D) was independently developed by the Executive without reference to the Confidential Information or (E) is required by law to be disclosed. Notwithstanding the foregoing, this Agreement is not intended to and shall be interpreted in a manner that does not limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934).
(b)    NON-COMPETITION. During the period commencing on the Effective Date and ending on (i) April 30, 2019 or (ii) in the event of the Executive’s termination of employment by the Company other than for Cause or by the Executive for Good Reason prior to the Retirement Date, April 30, 2017 (such period, the “Non-Competition Period”), the Executive shall not, without the written consent of the Board, serve in an executive role with respect to, any person or entity (other than the Company) that is primarily engaged in any Competitive Business (as defined below). “Competitive Business” shall mean any business that materially competes with a significant operating business which the Company (x) while the Executive is employed during the Term, is engaged in or conducting during the Term or (y) to the extent that this Section 10(b) applies after the Term, engaged in or conducted during the Company’s last completed fiscal year preceding the last day of the Term and which constituted at least 30% of the net sales of the Company and its subsidiaries for such completed fiscal year. Notwithstanding the foregoing, the Executive may become a partner or employee of, or otherwise acquire an interest in, a stock or business brokerage firm, consulting or advisory firm, investment banking firm or similar organization which, as part of its business, trades or invests in securities of Competitive Businesses or which represents or acts as agent or advisor for Competitive Businesses, but only on condition that the Executive shall not personally render any services either directly to such Competitive Business or other persons or to the Executive’s firm in connection therewith, in each case that would otherwise be prohibited under this Section 10(b).
(c)    RETURN OF PROPERTY. The Executive shall promptly return to the Company upon the Retirement Date (or, if earlier, Date of Termination) or at any other time the Company may so request, all notes, records, documents, files and memoranda (including in electronic format and all copies of such materials) constituting Confidential Information he may then possess or have under his control; provided, however, that he may retain his personal correspondence, diaries, rolodex (paper and electronic) and other items of a personal nature.
(d)    MUTUAL NONDISPARAGEMENT. During the Non-Competition Period, (i) the Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its subsidiaries, any of their businesses, or the business reputations or character of any of their current or former officers, directors or management level employees and (ii) the Company shall not issue, and the Company Parties (as defined below) shall not make, any oral or written negative, disparaging or adverse statements or representations of or concerning the business reputation or character of the Executive; provided, however, that nothing herein shall prohibit (A) critical communications between the Executive and the Company in connection with the Executive’s employment, (B) the Executive or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) either party from acting in good faith to enforce such party’s rights under this Agreement. For purposes of this Agreement, the term “Company Parties” shall mean the executive officers, directors and designated spokespersons of the Company.
(e)    REASONABLENESS. The Executive acknowledges that in his capacity as the Chairman and Special Advisor to the Company under this Agreement, and as the Chief Executive Officer of the Company under the Prior Agreement, the Executive has had and will have significant exposure and access to the Confidential Information of the Company and its subsidiaries. Therefore, the Executive acknowledges that the limitations and obligations contained in this Section 10 are, individually and in the aggregate, reasonable, valid, enforceable and properly required by the Company and its subsidiaries, and the Company acknowledges the same with respect to the obligations under Section 10(d).

(f)    INJUNCTIVE RELIEF. The Executive acknowledges that a violation by the Executive of any of the covenants contained in this Section 10 would cause immeasurable and irreparable damage to the Company and its subsidiaries in an amount that would be material but not readily ascertainable, and that any remedy at law would be inadequate, and the Company acknowledges that any violation of Section 10(d) would similarly cause immeasurable and irreparable damage to the Executive. Accordingly, each party (in addition to any other rights it may have under this Agreement) shall be entitled (without the necessity of showing economic loss or other actual damage or posting band) to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. The parties agree that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 10 hereof is void or constitutes an unreasonable restriction against the other party, the provisions of this Section 10 shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.
11.    DISPUTE RESOLUTION. Except for the Executive’s and the Company’s right to seek injunctive relief as set forth in Section 10(f), all disputes arising under, related to, or in connection with this Agreement shall be settled by expedited arbitration conducted before a panel of three (3) arbitrators sitting in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. Each party shall bear its own costs and expenses (including legal fees) in connection with any arbitration proceeding instituted hereunder; provided, however, that if the Executive prevails in the arbitration, his costs and expenses shall be promptly reimbursed by the Company. The reimbursement provided for in this Section 11 shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company received reasonable written evidence of such fees and expenses, but in any event no later than within thirty (30) calendar days following the date on which such consent or dispute (whether or not appealed) is resolved.
12.    ASSIGNMENT; SUCCESSORS. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and benefits had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason.

13.    MISCELLANEOUS.
(a)    GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At his address on file with the Company

If to the Company:

Stanley, Black & Decker, Inc.
1000 Stanley Drive
New Britain, Connecticut 06053
Facsimile: 860-827-3911
Attention: Bruce H. Beatt, Senior Vice President, General Counsel and Secretary

With a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention: Eric W. Hilfers, Esq.
or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 13. Notices and communications shall be effective when actually received by the addressee.
(c)    SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)    LEGAL FEES. The Company shall pay directly or reimburse the Executive for reasonable legal fees and expenses incurred in connection with the negotiation and preparation of this Agreement. Such payment or reimbursement by the Company shall be subject to the Reimbursement Rules.
(e)    WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
(f)    WAIVER. The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
(g)    ENTIRE AGREEMENT. The Executive and the Company acknowledge that this Agreement (together with the Exhibit A hereto) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect; provided that the CIC Severance Agreement shall remain in full force and effect.
(h)    SECTION 409A. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. The subject matter of this Agreement involves complex and substantial tax considerations. The Executive acknowledges that he has been afforded adequate opportunity to consult and that he has consulted with his own tax adviser with respect to this Agreement. The Company makes no warranties or representations whatsoever to the Executive regarding the tax consequences of any item of compensation subject to this Agreement and which is paid in accordance with the terms of this Agreement.
(i)    SURVIVAL OF TERMS. To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which must survive the termination of the Executive’s employment or the termination of this Agreement shall so survive.
(j)    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.
(k)    EACH PARTY THE DRAFTER. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written, to become effective as of the Effective Date.

STANLEY BLACK & DECKER, INC.

By:
Name: Bruce H. Beatt
Title: Senior Vice President, General Counsel & Secretary

JOHN F. LUNDGREN

By:
Name: John F. Lundgren

[SIGNATURE PAGE TO EXECUTIVE RETIREMENT AGREEMENT]

John F. Lundgren – Outstanding Equity Awards
(as of July 12, 2016)

Grant Type with Subtype	Grant Date	Grant Size (Shares)	Grant Price	Vesting (1)	Exercisable Amount	Outstanding Amount	Grant Expiration Date (2)
NQ Options	12/08/2011	75,000	$64.785	vested	75,000	75,000	12/08/2021
NQ Options	12/06/2012	75,000	$70.610	4 year SL	56,250	75,000	12/06/2022
NQ Options	12/05/2013	75,000	$79.700	4 year SL	37,500	75,000	12/05/2023
NQ Options	12/05/2014	75,000	$95.180	4 year SL	18,750	75,000	12/05/2024
NQ Options	12/04/2015	75,000	$109.245	4 year SL	0	75,000	12/04/2025

RSU	12/06/2012	25,000	N/A	4 year SL		6,250	N/A
RSU	12/05/2013	21,429	N/A	4 year SL	N/A	10,715	N/A
RSU	12/05/2014	21,429	N/A	4 year SL	N/A	16,072	N/A
RSU	12/04/2015	18,750	N/A	4 year SL	N/A	18,750	N/A

Performance Share Units	02/17/2014	47,959	N/A	Cliff on settlement date, following 3 year performance period based on performance	N/A	47,959	N/A
Performance Share Units	02/17/2015	41,284	N/A		N/A	41,284	N/A
Performance Share Units	02/17/2016	43,490	N/A		N/A	43,490	N/A

(1)
Stock options and restricted stock units (RSUs) are subject to 4-year straight-line (SL) vesting (i.e., vest 25% on each anniversary date of grant). Vesting for stock options and RSUs also occurs upon death, Disability, or Retirement (as defined in the applicable award agreement), as indicated in the applicable award agreement. In the case of Performance Share Units (PSUs), the above Table reflects the target shares granted. The pro rata payout of PSUs will be based on the number of complete months of service during the 3-year performance period. The foregoing description is qualified in all respects by reference to the award agreement pursuant to which the applicable award has been granted to the Executive.

(2)
Stock options will remain exercisable until the grant expiration date set forth in this column following the termination of the Executive’s employment for any reason other than by the Company for Cause.

Schedule A

EXHIBIT A
EXECUTIVE RETIREMENT AGREEMENT
MUTUAL RELEASE
(a)    John F. Lundgren (“Releasor”) for and in consideration of benefits provided pursuant to an Executive Retirement Agreement Stanley Black & Decker, Inc. entered into on July 21, 2016 (the “Retirement Agreement”), does for himself and his heirs, executors, administrators, successors and assigns, hereby now and forever, voluntarily, knowingly and willingly release and discharge Stanley Black & Decker, Inc. and its parents, subsidiaries and affiliates (collectively, the “Company Group”), together with their respective present and former partners, officers, directors, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns (but as to any partner, officer, director, employee or agent, only in connection with, or in relationship to, his to its capacity as a partner, officer, director, employee or agent of the Company and its subsidiaries or affiliates and not in connection with, or in relationship to, his or its personal capacity unrelated to the Company or its subsidiaries or affiliates) (collectively, the “Company Releasees”) from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Releasor or Releasor’s heirs, executors, administrators, successors or assigns ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Releasor executes this release arising out of or relating in any way to Releasor’s employment or director relationship with the Company, or the termination thereof, including but not limited to, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Releasor. Releasor shall not seek or be entitled to any recovery, in any action or proceeding that may be commenced on Releasor’s behalf in any way arising out of or relating to the matters released under this Release. Notwithstanding the foregoing, nothing herein shall release any Company Releasee from any claim or damages based on (i) the Releasor’s rights under the Retirement Agreement, (ii) any right or claim that arises after the date the Releasor executes this release, (iii) the Releasor’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary) or any applicable insurance policy, with respect to any liability the Releasor incurs or incurred as a director, officer or employee of the Company or any affiliate or subsidiary (including as a trustee, director or officer of any employee benefit plan) or (iv) any right the Releasor may have to obtain contribution as permitted by law in the event of entry of judgment against the Releasor as a result of any act or failure to act for which the Releasor and the Company or any affiliate or subsidiary are held jointly liable.
(b)    Releasor has been advised to consult with an attorney of Releasor’s choice prior to signing this release, has done so and enters into this release freely and voluntarily.

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(c)    Releasor has had in excess of twenty-one (21) calendar days to consider the terms of this release. Once Releasor has signed this release, Releasor has seven (7) additional days to revoke Releasor’s consent and may do so by writing to the Company as provided in Section 13(b) of the Retirement Agreement. Releasor’s release shall not be effective, and no payments or benefits shall be due under Section 7(c) of the Retirement Agreement, until the eighth day after Releasor shall have executed this release (the “Revocation Date”) and returned it to the Company, assuming that Releasor has not revoked Releasor’s consent to this release prior to the Revocation Date.
(d)    The Company, for and in consideration of the Releasor’s covenants under the Retirement Agreement, on behalf of itself and the other members of the Company Group and any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee, and each of them, does hereby now and forever, voluntarily, knowingly and willingly release and discharge, the Releasor and dependents, administrators, agents, executors, successors, assigns, and heirs, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Releasor, jointly or severally, the Company and each other member of the Company Group or any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Company executes this release arising out of or relating to the Releasor’s employment or director relationship with the Company or the termination thereof, including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any federal, state or local employment law or ordinance, tort, contract or breach of public policy theory or alleged violation of any other legal obligation. Notwithstanding the foregoing, nothing herein shall release the Releasor and his dependents, administrators, agents, executors, successors, assigns, and heirs, (i) in respect of the Company’s rights under the Retirement Agreement, or (ii) from any claims or damages based on any right or claim that arises after the date the Company executes this release.
(e)    The Company’s release shall become effective on the Revocation Date, assuming that Releasor shall have executed this release and returned it to the Company and has not revoked Releasor’s consent to this release prior to the Revocation Date.
(f)    In the event that any one or more of the provisions of this release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this release shall not in any way be affected or impaired thereby.

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This release shall be governed by the law of the State of Connecticut without reference to its choice of law rules.

STANLEY BLACK & DECKER, INC.
By:
Name:
Title:

Signed as of this ____ day of _____________.

RELEASOR

John F. Lundgren

Signed as of this ____ day of _____________

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